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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                                    FORM 8-K
                        --------------------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 30, 2006

                             -----------------------

                         PRG-SCHULTZ INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
                            -------------------------

                GEORGIA                                000-28000                             58-2213805
---------------------------------------- -------------------------------------- --------------------------------------
     (State or Other Jurisdiction              (Commission File Number)                     (IRS Employer
           of Incorporation)                                                             Identification No.)

          600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339-5949
               (Address of principal executive office) (zip code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (770) 779-3900

          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

                            -------------------------

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

1. On January 30, 2006, the independent members of the Board of Directors of PRG-Schultz International, Inc. (the "Company") authorized the adoption of the 2006 Performance Bonus Plan.

     The following are the material terms of the plan:

          (i) Participants - Eligibility for participation is based on job grades. Approximately 113 current U.S and international employees (excluding Meridian employees) are eligible for participation, including all the named executive officers.

          (ii) Bonus Targets - No bonuses are earned under the plan until the consolidated 2006 EBITDA before certain one time charges (adjusted "EBITDA") for the Company reaches a specified minimum level. If this threshold is achieved, then all adjusted EBITDA above the threshold will be allocated to a target bonus pool not to exceed the amount equal to the aggregate potential target bonuses for all participants. If consolidated 2006 adjusted EBITDA exceeds the specified minimum level, plus the aggregate potential target bonuses for all participants, then 50% of such excess will be paid as additional bonuses to the participants in the Corporate and the operational groups that exceeded their respective adjusted EBITDA plan, up to an amount equal to the difference between (x) the aggregate amount of potential maximum bonuses of the Corporate participants and the participants whose operational units exceeded their adjusted EBITDA plans and (y) the aggregate potential target bonuses of all such participants.


     There are no previously unreported material relationships with any of the foregoing executive officers of the Company.

2. Also, on January 30, 2006, the independent members of the Board of Directors of the Company authorized the adoption of the Management Incentive Plan effective upon the successful completion of the exchange offer for the Company's outstanding 4.75% Convertible Subordinated Notes Due 2006 that commenced February 1, 2006 and the takeout of the existing senior debt with the new $45 million senior credit facility.

     The following are the material terms of the plan:

          (i) Participants - Key executives of the Company who are critical to the implementation of the restructuring plan that are selected by the Compensation Committee of the Company's Board of Directors. James B. McCurry, the Company's Chief Executive Officer, will be a participant and the other named executive officers of the Company will be eligible to participate.

          (ii) Notional Account - The plan provides for phantom shares of common stock representing approximately 10% of the Company's outstanding common stock to be deposited to individual notional accounts for the participants. Mr. McCurry will receive at least 40% of the phantom shares available under the plan. The phantom stock is subject to standard anti-dilution provisions and adjustments for conversion of the preferred stock issued in connection with the exchange offer or

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

          upon exercise of the conversion rights of the convertible notes issued in connection of the exchange offer. Plan distributions of common stock will not result in anti-dilution adjustments to the account balances. Prior to the final distribution of the vested account balances, the Compensation Committee of the Board of Directors will allocate any unallocated and/or forfeited phantom shares to one or more of the plan participants.

          (iii) Vesting - For the initial participants, the account balances will vest 1/3 at closing of the exchange offer, and then 1/24 per month thereafter. The Compensation Committee will set the vesting schedule for participants joining the plan later. All accounts fully vest upon a change of control.

          (iv) Distribution - Vested benefits will be distributed in increments of 25% on the each of the second, third, fourth and fifth anniversaries of the closing of the exchange. Distribution of all undistributed vested amounts will also occur on the participant's death, disability, termination of employment or change of control. Once the shareholders of the Company approve the plan, the distributions will be in common stock of the Company, less cash necessary to satisfy applicable taxes to the participants resulting from the distribution. Before the shareholders approve the plan, each distribution will be made in cash in an amount equal to the product of
          (x) the number of shares of common stock that would have been distributed to the participant on the distribution date, multiplied by
          (y) the average closing price of the common stock for the 30-day period ending on such date.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, PRG-Schultz International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PRG-SCHULTZ INTERNATIONAL, INC.



Date:  February 3, 2006                   By:  /s/ Clinton McKellar, Jr.
                                               ---------------------------------
                                               Clinton McKellar, Jr.
                                               General Counsel and Secretary

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